Exhibit 10.2

PRODUCTION SERVICES AGREEMENT

THIS PRODUCTION SERVICES AGREEMENT is entered into as of June 1, 2010 (“Effective Date”), between Nick Nick, Inc., an entity organized under the laws of State of California with a principal of business at 17635 Weddington Street, Encino, CA 91316, in which Nicholas Turturro (“Turturro”) an individual with a residence at 5232 Beckford Ave., Tarzana, California 91356, is the holder of all equity interests (“Service Company”) and York Productions, LLC, with a principal place of business at 2200 NW Corporate Boulevard, Suite 303, Boca Raton, Florida 33431 (“York”) and is made with reference to the following facts.

WHEREAS, York owns the right to produce and exploit a television pilot entitled “The Doorman” or another name to be hereinafter determined, (the "Pilot") based on the original screenplay and other intellectual property assigned to York by Turturro pursuant to an Assignment of Intellectual Property Rights in a Screenplay and Affiliated Materials executed between Turturro and York effective as of June 1, 2010 (the “Assignment”).

WHEREAS, York has requested Service Company to supervise the production of the Pilot; and

WHEREAS, to that end, Service Company will arrange for the directing services and the producing services of such experienced persons and entities as the parties may determine, all in accordance with a mutually approved budget and a production schedule;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Production of the Pilot.

(a)

Subject to the terms and conditions hereinafter set forth, York agrees to furnish or cause a third party to furnish to Service Company, up to $75,000 which Service Company represents will be required to finance the production of the Pilot, and Service Company shall use all sums advanced hereunder for the sole purpose of furnishing the production services for the Pilot in accordance with the screenplay, budget and production schedule approved by the parties, subject only to deviations therefrom caused by the exigencies of production and approved in writing by York. All sums advanced hereunder shall be deposited in a production account that has been designated, approved and controlled by York, and until such funds have been expended in the production of the Pilot, such funds shall be and remain the sole and exclusive property of York.

(b)

Delivery of the Pilot shall be complete when Service Company delivers to York in accordance with this Agreement all physical elements of the Pilot which York reasonably requires to cause the Pilot to be marketed throughout the world.

(c)

Service Company shall have the right of designation in relation to all business, creative and other elements, including without limitation, cast, director, production personnel, music, locations, film laboratories, sound stages and post production facilities, subject to York’s approval and expenditure.

(d)

Service Company shall perform all of its obligations hereunder to the best of its ability and in a workmanlike manner. Upon the first to occur of: (i) delivery of the Pilot hereunder, (ii) York's exercise of takeover rights hereinafter set forth, or (iii) York's request following completion of the Pilot, Service Company shall irrevocably and without further action assign and transfer to York all of Service Company's rights in and to all past, present and future "elements" of the Pilot and all rights and benefits actually acquired by Service Company pursuant to any agreements with third parties, in a form substantially as set forth in Exhibit "A" annexed hereto and made a part hereof.

(e)

If Service Company shall fail to execute any instrument or document which York may reasonably require to implement any term hereof or to perfect its rights hereunder, York shall have the right to execute such document or instrument on Service Company's behalf, such right being an irrevocable power coupled with an interest.

2.

Production Contracts. All contracts for personnel, studio hire, purchase of goods and services, laboratory work and all other licenses, contracts and obligations in connection with the production of the Pilot by Service Company, shall be made and entered into by Service Company in its own name as principal and not as agent for York and no obligations whatsoever shall be imposed upon York thereunder. All such contracts or undertakings shall be consistent with the provisions of this Agreement and industry custom and practice. Such contracts and undertakings shall not be terminated, canceled, modified or rescinded in any manner without York’s prior written consent.  All such contracts shall be assignable to York without restriction.

3.

Insurance. Service Company shall carry and pay for appropriate insurance to cover all customary risks in connection with the performance of its obligations hereunder, including without limitation, public liability, cast, and Workers' Compensation, which insurance shall specifically name York as an insured party.

4.

Contract Price. On the condition that Service Company fully and completely performs all of its obligations hereunder, York shall pay Service Company for services rendered hereunder the amounts set forth in this Agreement.

5.

Production Schedule. Service Company will furnish the production services respecting services and the Pilot and all other elements required hereunder in accordance with the mutually approved production schedule ("Production Schedule") as set forth in Exhibit B, as the same may be amended from time to time upon the mutual agreement of the parties.

6.

Marketing. The Pilot shall be marketed in such manner as York shall determine in its sole discretion.

7.

Service Company Representations, Warranties and Indemnification. Service Company hereby represents, warrants and agrees as follows:

(a)

Service Company is an entity duly organized and existing under the laws of the State set forth above, and has the right to grant all rights granted herein, and is free to enter into and fully perform this Agreement.

(b)

No liens, encumbrances, attachments or other matters constituting, or possibly constituting, any impediment to the clear, marketable title and unrestricted commercial exploitation or disposition of the Pilot, or any rights therein or pertaining thereto, shall be permitted to occur which shall or may arise by reason of any acts, omissions or activities of Service Company in connection with the performance or enforcement of this Agreement.  Service Company will not create, make, cause or permit any lien, encumbrance, pledge (except as may be required by a film processing laboratory), hypothecation or assignment of or claim against the Pilot, or any rights therein, or upon the copyrights thereof, or upon the literary material upon which the Pilot is based, or the release, distribution, exploitation or exhibition rights therein, or upon any proceeds therefrom or any other rights, interests or property therein or pertaining thereto.

(c)

Service Company shall at all times indemnify, defend, and hold harmless York, and the partners, officers, directors, employees, licensees, shareholders, subsidiaries, and agents of each of the foregoing, and their heirs, executors, administrators, successors and assigns, from and against any and all claims, damages, liabilities, actions, causes of action, costs and expenses, including reasonable attorneys' fees, judgments, penalties of any kind or nature whatsoever arising out of any breach by Service Company of any representation, warranty or agreement made by Service Company hereunder.

8.

Good Faith Assurance. Neither party has nor will without the other's prior written consent: (i) enter into any agreement, commitment or other arrangement, grant any rights or do any act or thing which could or might prevent or interfere with the production and completion of the Pilot or prevent or impede the performance of all of the respective party's obligations hereunder; (ii) do or fail to do any act which might or could interfere with or otherwise prevent such party from fully complying with all of the terms hereof.

9.

Security Interest. As security for the delivery of the Pilot hereunder, Service Company hereby mortgages, sells, assigns, pledges, hypothecates, and sets over to York as collateral all of Service Company's right, title and interest, if any, in and to the following:

(a)

The Pilot, in whatever form it may now exist or hereafter exist, including the negative, sound material and copyright thereto.

(b)

The literary, dramatic and music material upon which the Pilot is based or to be based, including without limitation, the Screenplay and all of Service Company's right, title and interest in and to the copyrights to the foregoing.

(c)

All of Service Company's right, title and interest in and to any properties or things of value pertaining to rights, contract rights, claims, properties and material set forth in (a) and (b) above, whether now in existence or hereafter acquired by Service Company.

(d)

Any other rights Service Company may have in or relating to the Pilot.

It is intended that the security granted above is and shall be a "security interest" as such term is defined in the Uniform Commercial Code and Service Company hereby agrees to execute and deliver a financing statement in form and substance which complies with the Uniform Commercial Code of any and all states which York may hereafter require. Service Company hereby authorizes York or its representative to file such financing statement(s) and to execute any continuation statements as well as to perform any and all other acts York may deem appropriate to perfect and continue York's security interest in the collateral.

10.

Takeover Rights. At any time after the occurrence of any of the events set forth in sections 10(a) and 10(b), below, York shall have the right, to be exercised in its sole and exclusive discretion, to either issue directions and instructions regarding production of the Pilot, or to take over production of the Pilot. The events entitling York to exercise the aforesaid rights shall be the following:

(a)

If the projected cost of production in York's good faith judgment reasonably appears to exceed the approved budget by 10% (excluding over budget costs that are reimbursed by insurance, or caused by force majeure or a direct consequence of a third party breach of contract that is not induced or encouraged by Service Company); or

(b)

Service Company breaches any of the material terms and conditions hereof.

If York exercises its right to issue directions and instructions or takes over the production of the Pilot, in keeping with the foregoing, Service Company shall fully and faithfully abide by and follow all such instructions issued in connection with the production of the Pilot and Service Company shall have no further creative approval and/or other production rights concerning production, post-production and/or distribution of the Pilot. If York exercises its takeover rights as aforesaid, Service Company shall immediately do all that is necessary to place at York's disposal and under York's control, all persons, production funds and other items of and concerning production of the Pilot.

11.

Force Majeure. The date for performance of either party's obligations hereunder shall be postponed to the extent any event of force majeure delays the commencement of production or the performance of the obligations of either party hereunder.

12.

Status of Parties. The parties hereto expressly agree, that the relationship between them hereunder is that of independent contractors dealing with each other for the sole and specific purpose that Service Company shall produce and deliver the Pilot, subject to the terms and conditions of this Agreement. At no time, past, present or future, shall the relationship of the parties herein be deemed or intended to constitute a relationship with the characteristics of an agency, partnership, joint venture, or of a collaboration for the purposes of sharing any profits or ownership in common.

13.

Assignment.  York may assign or license its rights hereunder in whole or in part to any person, or entity. Except for assignment to York as set forth in section 1 above, Service Company may not assign or license any of its rights or obligations hereunder, or under any agreement entered into by Service Company with any third party.

14.

Notices. Any and all notices, communications and demands required or desired to be given hereunder by either party hereto shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or delivered by overnight courier and shall be deemed executed as of the date of delivery, addressed as set forth below:

York: York Productions 2200 NW Corporate Boulevard Suite 303 Boca Raton, Florida 33431	Service Company: Nick Nick, Inc. 17635 Weddington Street Encino, CA 91316	Turturro: Nicholas Turturro 5232 Beckford Ave. Tarzana, California 91356

Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

15.

Miscellaneous:

(a)

This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of Florida applicable to agreements entered into and wholly to be performed therein. In the event of any conflict between any provisions hereof and any applicable laws to the contrary, the latter shall prevail, but this Agreement shall be deemed modified only to the extent necessary to remove such conflicts.

(b)

This Agreement constitutes the entire agreement of the parties hereto and supersedes all oral and written agreements and understandings made or entered into by the parties hereto prior to the date hereof, provided that each of the parties hereto shall execute and deliver any and all additional documents, and shall do any and all acts and things reasonably required in connection with the performance of the obligations undertaken hereunder and to effectuate the extent of the parties thereto. No amendment, change or modification of this Agreement shall be valid unless it is made in writing and signed by both parties hereto, and any waiver of a failure to perform or breach shall not operate to waive any subsequent failure to perform or breach.

(c)

The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Subscription Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within Broward County, State of Florida, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within Broward County, State of Florida in any such suit, action or proceeding.  The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within Broward County, State of Florida, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

YORK PRODUCTIONS LLC

Signature:

Printed Name:  Alexander Bafer

Title:  Manager

NICK NICK, INC.

Signature:

Printed Name: Nicholas Turturro

Title:  President

Exhibit A

ASSIGNMENT OF PATENTS, COPYRIGHTS AND INTELLECTUAL PROPERTY

OF SERVICE COMPANY IN PILOT

KNOW ALL PERSONS BY THESE PRESENTS, that Nick Nick, Inc., an entity organized under the laws of the State of California, having its principal office at 17635 Weddington Street, Encino, CA 91316 (“Assignor”), in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, receipt and sufficiency of which is  hereby acknowledged, as set forth in the Production Services Agreement dated as of June 1, 2010, (Agreement”) between Assignor and York Productions, LLC  (“Buyer”), a Florida limited liability company, having its principal office at 2200 NW Corporate Boulevard, Suite 303, Boca Raton, Florida 33431 (“Assignee”), hereby assigns, sets over and transfers, with no reservation of rights whatsoever, to Assignee, its successors and assigns, effective as of  _______________, 2010,  all right, title and interest that Assignors may have in, to and under the following “Intellectual Property”, as defined  below:

1.

All television rights, motion picture rights (including all sound dialogues and musical motion picture rights), and radio broadcasting rights, all publication rights, all production, revision and adaptation rights, all performance, transmission, serialization, novelization, or dramatization rights, all patents, copyrights, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, development data, software, source code,  specifications, software programs, and related utilities, user manuals or procedures,  whether registered or unregistered or pending,  and including any reissue, reexamination, continuance or division therefore, including the right to sue for past infringement, developed and/or used in connection with any work whatsoever developed by or for Assignor, acting individually and, as applicable, jointly and severally with another person, with respect to the “Pilot”, as defined in the Agreement, including all improvements, modifications, revisions and derivative works thereof, together with all goodwill associated therewith with such intangible property (collectively, the “Intellectual Property”).

2.

Assignor, acting individually and, as applicable, jointly and severally, represents and warrants that the Intellectual Property is free and clear of any liens or other encumbrances, and may be exploited by Assignee in any and all media, whether now or hereafter known, devised or discovered, without the infringement of the rights of any person or any payment to any person, firm or corporation; and

3.

Assignor further represents and warrants that they have not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use or joint ownership in any Intellectual Property.

IN WITNESS WHEREOF, Assignor has caused this instrument to be executed by its duly authorized officer to be effective for all purposes as of ____________________, 2010.

		ASSIGNOR:	Nick Nick, Inc.

Signature:
			Printed Name:	Nicholas Turturro
			Title:	President

STATE OF	)
)SS:
COUNTY OF	)

BEFORE ME, a Notary Public in and for said county and state, personally appeared Nicholas Turturro, as President of Nick Nick, Inc., who acknowledged that he did execute the foregoing instrument on behalf of said company and that the same was his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal as of this __________, 2010.

Notary Public:

Exhibit B

PRODUCTION SCHEDULE

“The Doorman”

Roundtrip flights for 3 to New York:	$2,000

Hotel for lodging 3 people from Los Angeles: for 2 weeks:	$5,000

Rental of hotel screening rooms, conference rooms:	$1,000

Production Coordinator, 4 weeks:	$4,000

Production Assistants (2): 4 weeks:	$3,000

Transportation: 4 weeks: 1 driver:	$3,000

Van rental: 4 weeks:	$1,000

Director, Producers, Script:	$10,000

Assistant Location Manager:	$1,500

Actors:	$15,000

Locations: this is for 3-4 days plus police, parking, security and permits:	$10,000

Director of Photography:	$3,000

Camera equipment:	$2,000

Electricians: plus truck rental and equipment:	$5,000

Grips: Plus truck rental and equipment:	$5,000

Editor: Plus editing equipment:	$3,000

Catering:	$2,000

Craft Service:	$2,000

Pre-Production – Los Angeles

Rent production offices.  More than likely we will use one of our homes in Los Angeles for free.  Hire production coordinator.  The process in Los Angeles will be about setting up New York so that when we arrive everything has been streamlined.   Setting up casting sessions.  Setting up location scouting for New York.  Setting up hiring local New York electricians, grips, cameramen, catering, craft service, transportation, wardrobe, hair and makeup etc…

The reason is to hire people in New York is that you don’t have to fly them there, pay any per-diem and don’t have to put them up in a hotel.

We will get insurance for the production.

Approximately 10-14 days in Los Angeles.

Pre-Production – New York

Arrive at hotel.  There will be very few people from Los Angeles staying in the hotel.  Again, most will be local hires.  Meet heads of different departments and work out deals with them.  Hire all crew.  Use conference room at hotel for production meeting.  Also use for casting sessions.

Specific departments will go procure their equipment, cameras for cameraman, makeup for makeup artists etc…  They will have 1-2 days to get what they need before filming.

Choose locations and finish contracts.  Hire editor in New York or Los Angeles.

Note: New York is offering tax credits to shoot there.  We will attempt to get any money from the state that they will offer.  They want filming in New York and they offer incentives.  We will get what we can from them!

Approximately 7 days in New York.

Production

Shoot 12-14 hours a day for 3-4 days.  The idea will be to shoot about 6-7 pages a day.

We will schedule the scenes together that will streamline the production even if it’s out of sequence.  This will save money and time.

Watch dailies in screening room at hotel with Director of Photography as well as producers to make sure we are getting everything we need during the filming day.

Post-Production – Los Angeles

Get back here right away and begin assembling the footage at an editing house that we are renting.  Make copies and send out to agents, studios, sponsors, etc.

Finish.